Exhibit 10.23
AMENDMENT TO MEISNER EMPLOYMENT AGREEMENTS

This amendment (this “Amendment”) to that certain Executive Employment Agreement, dated September 25, 2019 (the “Employment Agreement”) by and between Derek M. Meisner (“Employee”) and X4 Pharmaceuticals, Inc. (the “Company”), and the Confidentiality, Non-Solicitation, Intellectual Property and Change of Control Agreement (the “CNIPCA), dated September 29, 2019, by and between Employee and the Company, is entered into as of this 24th day of February, 2020.

WHEREAS, on February 10, 2020, the Compensation Committee of the Board of Directors of the Company (the “Board”) voted to adjust certain aspects of Employee’s compensation terms; and

WHEREAS, the parties wish to amend the Employment Agreement and the CNIPCA to reflect the Board’s decision.

In consideration and in furtherance of Employee’s continued at-will employment with the Company, Employee and the Company agree as follows:
1.Section 8 of the CNIPCA shall be entirely replaced by the following replacement language:
Replacement language: “[Reserved]”

2. The below existing language in the Agreement shall be entirely replaced by the replacement language beneath it:

Existing language: “8. Involuntary Termination Without Cause; Resignation for Good Reason. (a)Effect of Termination. The Company shall be entitled to terminate Executive with or without Cause at any time, subject to the following:

(i) If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason, then, subject to the limitations of Sections 8(b) and 23 below, Executive shall be entitled to receive: (A) Executive’s Base Salary through the effective date of the termination or resignation; (B) continuing severance pay at a rate equal to one hundred percent (100%) of Executive’s Base Salary, as then in effect (less applicable withholding), for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (C) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; (D) pro-rata portion of the Target Bonus for the calendar year in which the termination occurs based on the period worked by Executive during such calendar year prior to termination; (E) provided that Executive elects COBRA coverage, the Company shall reimburse Executive for a portion of each COBRA premium payment equal to the portion the Company contributed to such health insurance premium cost as of the date Executive’s employment terminates, until the earlier of six months from the date of termination or the date upon which Executive becomes eligible to receive health benefits through another employer; (F) accelerated vesting of the Option equal to the number of shares subject to the Option that would have vested had Executive otherwise remained employed for an additional six months after the date his employment with the Company terminated; (G) the benefit under the Change of Control Severance Policy in the Confidential Information Agreement; and (H) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.”

Replacement language: “8. Involuntary Termination Without Cause; Resignation for Good Reason.
a.Effect of Termination. The Company shall be entitled to terminate Executive with or without Cause and Executive may resign for Good Reason, subject to the following:

(i) If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason at any time except as provided in Section 8(a)(ii), then, subject to the limitations of Sections 8(b) and 23 below, Executive shall be entitled to receive: (A) Executive’s Base Salary through the effective date of the termination or resignation; (B) continuing severance pay at a rate equal to one hundred percent (100%) of Executive’s Base Salary, as then in effect (less applicable withholding), for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (C) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; (D) pro-rata portion of the Target Bonus for the calendar year in which the termination occurs based on the period worked by Executive during such calendar year prior to termination; (E) provided that Executive elects COBRA coverage, the Company shall reimburse Executive for a portion of each COBRA premium payment equal to the portion the Company contributed to such health insurance premium cost as of the date Executive’s employment terminates, until the earlier of six months from the date of termination or the date upon which Executive becomes eligible to receive health benefits through another employer; (F) accelerated vesting of the Option equal to the number of shares subject to the Option that would have vested had Executive otherwise remained employed for an additional six months after the date his employment with the Company terminated; and (G) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(ii) If, within twelve (12) months after a Change of Control as defined below, Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason, then, subject to the limitations of Sections 8(b) and 23 below, Executive shall be entitled to receive, in lieu of the benefits set forth in Section 8(a)(i): (A) Executive’s Base Salary through the effective date of the termination or resignation; (B) continuing severance pay at a rate equal to one hundred percent (100%) of Executive’s Base Salary, as then in effect (less applicable withholding), for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (C) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; (D) an amount equal to Executive’s full Target Bonus for the calendar year in which the termination occurs in advance of such Target Bonus being earned; (E) provided that Executive elects COBRA coverage, the Company shall reimburse Executive for a portion of each COBRA premium payment equal to the portion the Company contributed to such health insurance premium cost as of the date Executive’s employment terminates, until the earlier of six months from the date of termination or the date upon which Executive becomes eligible to receive health benefits through another employer; (F) the full acceleration of vesting of the Option as of the date his employment with the Company terminated; and (G) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect. For purposes of this Agreement, a “Change of Control” is defined as a Reorganization Event, as defined in the X4 Pharmaceuticals, Inc. 2017 Equity Incentive Plan, as it may be further amended from time to time, or any successor plan thereto.

3. The below existing language in Section 8(b) of the Agreement shall be entirely replaced by the replacement language beneath it:

Existing Language: “(b) Conditions Precedent. Any severance payments contemplated by Section 8(a)(i)(B) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidential Information Agreement; and (ii) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (including nondisparagement and no cooperation provisions) (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Section 8(a)(i)(B) or elsewhere in this Agreement. Any severance payments or other benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 23(b). Except as required by Section 23(b), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6- month payment delay described herein. Notwithstanding the foregoing, this Section 8(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 6 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.”

Replacement Language: “(b) Conditions Precedent. Any severance payments contemplated by Section 8(a)(i)(B) or 8(a)(ii)(B) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidential Information Agreement; and (ii) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (including nondisparagement and no cooperation provisions) (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under Sections 8(a)(i)(B) or 8(a)(ii)(B) or elsewhere in this Agreement. Any severance payments or other benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 23(b). Except as required by Section 23(b), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6- month payment delay described herein. Notwithstanding the foregoing, this Section 8(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 6 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.”

4. The below existing language in Section 9(c) of the Agreement shall be entirely replaced by the replacement language beneath it:

Existing language: “Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s written notice of Executive’s intent to resign for Good Reason with a reasonable description of the grounds therefor within 10 days after the occurrence of one or more of the following without Executive’s consent, and subsequent resignation within 30 days following the expiration of any Company cure period (discussed below): (i) a material reduction of Executive’s duties, position or responsibilities (provided, however, that any change in duties, position, or responsibilities due to the Company becoming a subsidiary or division of another entity in connection with a Change of Control shall not be Good Reason); (ii) a material reduction in Executive’s Base Salary or Target Bonus (with materiality being defined for purposes of this subsection as five percent (5%) or more of the Base Salary or Target Bonus); (iii) a material breach of this Agreement by the Company; or (iv) any directive given to Executive by the Company that the Company knows is in violation of a law, regulation, or material Company policy and the Company requires Executive to implement as a condition of his continued employment. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 30 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice if such act or omission is capable of cure.”

Replacement language: “Good Reason. For the purposes of this Agreement, “Good Reason” for resignation from employment with the Company means that any of the following actions are taken by the Company without Executive’s prior written consent: (A) a material reduction in Executive’s base salary, which the parties agree is a reduction of at least 10% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); or (B) a material reduction in Executive’s duties, position or responsibilities; or (C) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than sixty (60) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, Executive must provide written notice to the Company’s CEO within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.”

5. The below existing language in Section 9(c) of the Agreement shall be entirely replaced by the replacement language beneath it:

For avoidance of doubt, this Amendment shall supersede and replace any severance provisions set forth in the Employment Agreement, as amended herein.

This Amendment may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties. Except as amended hereby, all of the terms and conditions of the Agreement shall remain and continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

X4 Pharmaceuticals, Inc.	Derek M. Meisner, an individual
By: /s/ Paula Ragan	By: /s/ Derek Meisner

Name: Paula Ragan	Derek M. Meisner
Title: Chief Executive Officer